Exhibit 5.1

1177 Avenue of the Americas New York, NY 10036 T 212.715.9100 F 212.715.8000

January 21, 2022

Trinity Place Holding Inc. 340 Madison Avenue, Suite 3C New York, New York 10173

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Trinity Place Holdings Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed resale by the selling stockholders named in the Registration Statement of up to 2,539,473 shares (the “Shares”) of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), previously issued by the Registrant pursuant to the Private Placement Agreement, dated as of October 22, 2021 (the “Private Placement Agreement”), by and between the Registrant and the investors named therein (the “Selling Stockholders”).

We have reviewed copies of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Registrant, (iii) the By-laws of the Registrant, (iv) resolutions of the Board of Directors of the Registrant and the Transaction Committee of the Board of Directors of the Registrant authorizing the issuance of the Shares and the execution and delivery by the Registrant of the Private Placement Agreement, and (v) the Private Placement Agreement.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

Kramer Levin Naftalis & Frankel LLP KL2 3255748.3	New York | Silicon Valley | Paris

Trinity Place Holding Inc. January 21, 2022

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP

KL2 3255748.3	2